Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

629,500 Units $10 principal amount per unit CUSIP No. 09712A255	Pricing Date Settlement Date Maturity Date	August 7, 2026 August 14, 2026 August 14, 2028

BofA Finance LLC

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc.

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure, which will be one of the Class A common stock of Meta Platforms, Inc., the common stock of Apple Inc. and the common stock of Marvell Technology, Inc. (each an “Underlying Stock” and collectively the “Underlying Stocks”), on the applicable quarterly Coupon Observation Date is greater than or equal to 50% of its Starting Value.

■The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.63875 per unit (equal to a rate of approximately 25.55% per annum).

■Automatically callable if the Observation Value of the Worst-Performing Market Measure on any quarterly Call Observation Date, beginning approximately six months after the pricing date, is at or above its Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

■If not called, a maturity of approximately two years.

■If not called, at maturity, if the price of the Worst-Performing Market Measure has not decreased by more than 50%, a return of principal plus the final Contingent Coupon Payment (with Memory). However, if the price of the Worst-Performing Market Measure has decreased by more than 50%, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure beyond the first 10% decline, with up to 90.00% of the principal amount at risk.

■The notes are not linked to a basket composed of the Underlying Stocks. Any depreciation in the price of any Underlying Stock will not be offset by any appreciation in the price of any other Underlying Stock.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.528 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$6,295,000.00
Underwriting discount(1)	$0.175	$110,162.50
	$0.050	$31,475.00
Proceeds, before expenses, to BofA Finance	$9.775	$6,153,362.50

(1)The underwriting discount reflects a sales commission of $0.175 per unit and a structuring fee of $0.050 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 7, 2026

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.  The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure (as described in "Terms of the Notes" below) on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory). However, if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure beyond the first 10% decline, with up to 90.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not previously called
Market Measures:

The Class A Common Stock of Meta Platforms, Inc. (Nasdaq Global Select Market symbol: “META”), the common stock of Apple Inc. (Nasdaq Global Select Market symbol: “AAPL”) and the common stock of Marvell Technology, Inc. (Nasdaq Global Select Market symbol: “MRVL”)

Worst-Performing Market Measure:

The Underlying Stock with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:

With respect to each Underlying Stock on any Coupon Observation Date or Call Observation Date:

With respect to each Underlying Stock on the Final Calculation Day:

Coupon Barrier:

META: $296.05 (50.00% of its Starting Value, rounded to two decimal places.)

AAPL: $156.67 (50.00% of its Starting Value, rounded to two decimal places.)

MRVL: $109.36 (50.00% of its Starting Value, rounded to two decimal places.)

Threshold Value:

META: $296.05 (50.00% of its Starting Value, rounded to two decimal places.)

AAPL: $156.67 (50.00% of its Starting Value, rounded to two decimal places.)

MRVL: $109.36 (50.00% of its Starting Value, rounded to two decimal places.)

Buffer Amount:	10%
Call Value:	META: $592.10 (100.00% of its Starting Value.) AAPL: $313.33 (100.00% of its Starting Value.) MRVL: $218.72 (100.00% of its Starting Value.)
Contingent Coupon Payments (with Memory):

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.63875 per unit (equal to a rate of approximately 25.55% per annum).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	META: $592.10 AAPL: $313.33 MRVL: $218.72
Ending Value:

With respect to each Underlying Stock, its Closing Market Price on the Final Calculation Day multiplied by its Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of the accompanying product supplement.

Observation Value:	With respect to each Underlying Stock, its Closing Market Price on the applicable Coupon Observation Date or Call Observation Date multiplied by its Price Multiplier on that day.
Coupon Observation Dates:

November 9, 2026, February 8, 2027, May 7, 2027, August 9, 2027, November 8, 2027, February 7, 2028, May 8, 2028 and August 7, 2028 (the final Coupon Observation Date), which dates occur quarterly through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates beginning on February 8, 2027 and ending on May 8, 2028.
Final Calculation Day/Maturity Valuation Period:	August 7, 2028 (which is also the final Coupon Observation Date).
Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-25 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustments for certain corporate events relating to such Underlying Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.225 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Events of Default:

Events of default are defined in the senior indenture. If such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value of the Worst-Performing Market Measure on a Call Observation Date is equal to or greater than its Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose a significant portion and possibly up to 90% of the principal amount of the notes if the Ending Value of the Worst Performing Market Measure is less than its Threshold Value. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

●Product supplement EQUITY MLI-1 dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.

■You anticipate that the Observation Value of the Worst-Performing Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

■You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Worst-Performing Market Measure is significantly greater than such return.

■You are willing to lose up to 90% of the principal amount if the notes are not called.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Stocks.

■You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Underlying Stocks.

■You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You seek an uncapped return on your investment.

■You seek 100% principal repayment or preservation of capital.

■You want to receive dividends or other distributions paid on the Underlying Stocks.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Call Values and Observation Values of the Underlying Stocks, whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)a Starting Value of 100.00 for the Worst-Performing Market Measure;

2)a Coupon Barrier of 50.00 for the Worst-Performing Market Measure;

3)a Threshold Value of 50.00 for the Worst-Performing Market Measure;

4)a Call Value of 100.00 for the Worst-Performing Market Measure;

5)the Buffer Amount of 10%

6)an expected term of the notes of approximately two years if the notes are not called on any Call Observation Date;

7)the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.63875 per unit;

8)the Coupon Observation Dates occurring quarterly beginning approximately three months after the pricing date; and

9)the Call Observation Dates occurring quarterly beginning approximately six months after the pricing date.

The hypothetical Starting Value of 100.00 for the Worst-Performing Market Measure used in these examples has been chosen for illustrative purposes only. The actual Starting Value for each Underlying Stock is set forth on page TS-3 above. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. The Ending Value of the Worst-Performing Market Measure will not include any income generated by dividends paid on the Underlying Stocks, which you would otherwise be entitled to receive if you invested in the Underlying Stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Worst-Performing Market Measure on the first Coupon Observation Date is 40.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date.

Example 2 - The Observation Value of the Worst-Performing Market Measure on the first Coupon Observation Date is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date. The Observation Value of the Worst-Performing Market Measure on the second Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.63875 x 2 - (ii) $0.000 = $1.2775 per unit

Call Payment on the first Call Payment Date = $11.2775 per unit.

Example 3 - The Observation Value of the Worst-Performing Market Measure on the first Coupon Observation Date is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date. The Observation Value of the Worst-Performing Market Measure on the second Coupon Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.2775 per unit ($0.63875 x 2 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value of the Worst-Performing Market Measure on the third Coupon Observation Date is 75.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.63875 x 3 - (ii) $1.2775 = $0.63875 per unit

Contingent Coupon Payment (with Memory) payable on the third Coupon Payment Date = $0.63875 per unit.

Example 4 - The Observation Value of the Worst-Performing Market Measure on each of the first seven Coupon Observation Dates (which include the Call Observation Dates) is above its Coupon Barrier but below its Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.63875 per unit is paid on each of the first seven Coupon Payment Dates. The Ending Value of the Worst-Performing Market Measure is 95.00, which is greater than its Coupon Barrier and its Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.63875 = $10.63875 per unit.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Example 5 - The Observation Value of the Worst-Performing Market Measure on each of the first seven Coupon Observation Dates (which include the Call Observation Dates) is below its Coupon Barrier and its Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first seven Coupon Payment Dates. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value (which would also be less than its Coupon Barrier), the Redemption Amount will be significantly less, and possibly up to 90% less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Worst-Performing Market Measure is 40.00, the Redemption Amount per unit will be:

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose up to 90% of the principal amount.

■Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Underlying Stocks. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Underlying Stocks.

■Payments on the notes will not reflect changes in the values of the Underlying Stocks other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Underlying Stocks increase during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value of the Worst-Performing Market Measure on each Coupon Observation Date is less than its Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value on the Final Calculation Day, even if the value of the Underlying Stocks were greater than the Threshold Value prior to such Final Calculation Day.

■You may not receive any Contingent Coupon Payments (with Memory). If the Observation Value of the Worst-Performing Market Measure is less than its Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes.

■If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■The notes are subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the level of any Underlying Stock decreases below its Coupon Barrier as of any Coupon Observation Date or below its Threshold Value on the Final Calculation Day, even if the levels of the other Underlying Stocks are above their respective Coupon Barrier or Threshold Value as of those days.

■You will not benefit in any way from the performance of the better performing Underlying Stocks.

■Because the notes are linked to three underlying stocks, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of an Underlying Stock will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose a significant portion of your investment.

■You will be subject to risks relating to the relationship between the Underlying Stocks. The less correlated the Underlying Stocks, the more likely it is that the Observation Value of one of the Underlying Stocks will be below its Coupon Barrier as of each Coupon Observation Date or below its Threshold Value on the Final Calculation Day.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, will have limited assets and operations.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the prices of the Underlying Stocks, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stocks, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Stocks) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The issuers of the Underlying Stocks (each, an "Underlying Company" and together, the "Underlying Companies") will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

■You will have no rights of a holder of the Underlying Stocks and you will not be entitled to receive shares of the Underlying Stocks or dividends or other distributions by the Underlying Companies.

■While BAC and our other affiliates may from time to time own securities of the Underlying Companies, we, BAC and our other affiliates do not control the Underlying Companies, and have not verified any disclosure made by any other company.

■Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks. See “Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-37 of the accompanying product supplement.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

The Underlying Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Underlying Stock is registered under the Securities Exchange Act of 1934, as amended, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any Underlying Stock or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning an Underlying Company could affect the value of the applicable Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

Class A Common Stock of Meta Platforms, Inc.

Meta Platforms, Inc. operates as a social technology company. The company builds applications and technologies that help people connect, find communities, and grow businesses. The company is also involved in advertisements and augmented and virtual reality. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "META". The company's CIK number is 0001326801.

The following graph shows the daily historical performance of META on its primary exchange for the period from January 1, 2016 through August 7, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2026, the Closing Market Price of META was $592.10. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of META

This historical data on META is not necessarily indicative of the future performance of META or what the value of the notes may be. Any historical upward or downward trend in the price per share of META during any period set forth above is not an indication that the price per share of META is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of META.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-10

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Common Stock of Apple Inc.

Apple Inc. designs, manufactures, and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related accessories. The company also offers payment, digital content, cloud and advertising services. The company's customers are primarily in consumer, small & mid-sized business, education, enterprise and government markets worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "AAPL". The company's CIK number is 0000320193.

The following graph shows the daily historical performance of AAPL on its primary exchange for the period from January 1, 2016 through August 7, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2026, the Closing Market Price of AAPL was $313.33. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of AAPL

This historical data on AAPL is not necessarily indicative of the future performance of AAPL or what the value of the notes may be. Any historical upward or downward trend in the price per share of AAPL during any period set forth above is not an indication that the price per share of AAPL is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of AAPL.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-11

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Common Stock of Marvell Technology, Inc.

Marvell Technology, Inc. develops and produces semiconductors and related technology. The company offers security and networking platform, secure data processing, networking, and storage solutions. The company serves customers worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "MRVL". The company's CIK number is 0001835632.

The following graph shows the daily historical performance of MRVL on its primary exchange for the period from January 1, 2016 through August 7, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 7, 2026, the Closing Market Price of MRVL was $218.72. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of MRVL

This historical data on MRVL is not necessarily indicative of the future performance of MRVL or what the value of the notes may be. Any historical upward or downward trend in the price per share of MRVL during any period set forth above is not an indication that the price per share of MRVL is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of MRVL.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

●the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

●a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-13

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stocks and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-7 and PS-10, respectively, and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-14

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer
Linked to the Worst-Performing of the Class A Common Stock of Meta Platforms, Inc., the Common Stock of Apple Inc. and the Common Stock of Marvell Technology, Inc., due August 14, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Underlying Stocks.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■We intend to take the position that any Contingent Coupon Payments (with Memory) constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■Because the U.S. federal income tax treatment of the Contingent Coupon Payments (with Memory) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment (with Memory) made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Contingent Coupon (with Memory) Barrier Notes with a 10% Buffer	TS-15